POWER OF ATTORNEY

I, Faouzi Zerrouk, presently appoint Mr. Michel Coderre as my attorney and agent for the purpose of making any and all filings on my behalf with the Securities Exchange Commission in relation to my position of beneficial owner of securities of Global Precision Medical Inc. or in relation to my past position as a director of Global Precision Medical Inc. in which I have a beneficial ownership as a result of my position of Global Medical Sciences Ltd.

Signed this 17th day of February 2004

/s/   Faouzi Zerrouk

Faouzi Zerrouk

/s/   S. Zerrouk

Witness: